                                                                    Exhibit 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                                Three Months Ended            Nine Months Ended
                                                                    September 30,               September 30,
                                                            --------------------------    --------------------------
                                                               2005            2004          2005           2004
Net earnings applicable to common shareholders - basic      $   506,488    $   465,164    $ 1,632,605    $ 1,272,625
Add: Dividend to preferred shareholders                          24,819         21,600         68,019         64,800
                                                            -----------    -----------    -----------    -----------

Net earnings - diluted                                      $   531,307    $   486,764    $ 1,700,624    $ 1,337,425
                                                            ===========    ===========    ===========    ===========

Weighted average common shares outstanding - basic           12,836,971     12,550,679     12,704,035     12,482,060

Common share equivalents relating to stock options,
warrants and preferred stock                                  3,825,782      3,571,496      3,929,764      3,596,813
                                                            -----------    -----------    -----------    -----------

Adjusted common and common equivalent shares for diluted
computation                                                  16,662,753     16,122,175     16,633,799     16,078,873
                                                            ===========    ===========    ===========    ===========

Net earnings per share:
         Basic                                              $      0.04    $      0.04    $      0.13    $      0.10
         Diluted                                            $      0.03    $      0.03    $      0.10    $      0.08

Anti-dilutive options not included in the earnings per
share computations                                              584,163        470,100        481,298        365,100

See notes to consolidated financial statements